                                                                   EXHIBIT 99.1

The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS 2Q EPS OF $.61, UP 6%

Provides Second Half Guidance

Charlotte, NC (August 18, 2011) – The Cato Corporation (NYSE: CATO) today reported net income of $18.1 million or $.61 per diluted share for the second quarter ended July 30, 2011, compared to net income of $17.0 million or $.58 per diluted share, as restated, for the second quarter ended July 31, 2010.  Both net income and earnings per diluted share increased 6% over last year.  Sales for the second quarter were $234.1 million, a 1% increase over sales of $231.8 million last year.  Second quarter same-store sales decreased 1%.

For the six months ended July 30, 2011, the Company earned net income of $48.6 million or $1.65 per diluted share, compared with net income of $42.0 million or $1.42 per diluted share, as restated, for the six months ended July 31, 2010, an increase of 16% in both net income and earnings per diluted share.  Sales for the first half were $505.0 million, a 3% increase over the prior year’s first half sales of $490.9 million.  Same-store sales for the first half were flat to the prior year.

“Same-store sales for the second quarter were within our estimated range and we were able to control expenses well,” stated John Cato, Chairman, President, and Chief Executive Officer.  “As we noted in our July sales release, our same-store sales trend reflects the difficult economic conditions and uncertainty affecting our customers, especially the lower income customer.  Also, we continue to expect rising raw material costs will have a negative effect on second half

8100 Denmark Road

P. O. Box 34216

Charlotte, NC  28234

(704) 554-8510

performance.  As a result, we now expect earnings per diluted share for second half of the year will be at the low end of our original guidance range of $.50 to $.56.”

Second quarter gross margin was 38.0% compared to 39.0% last year due primarily to higher markdowns.  Second quarter SG&A costs as a percent of sales decreased to 25.2% from 26.9% last year primarily as a result of lower accrued incentive compensation and insurance costs.  The effective tax rate for the quarter was 36.0% compared to 36.3% last year.

As noted above, based on year-to-date results and the Company’s original guidance for the second half, earnings per diluted share are expected to be at the low end of the adjusted range of $2.15 to $2.21 versus $2.00 last year, as restated, an increase of 8% to 11%.  By quarter, earnings per diluted share are estimated to be in the range of $.18 to $.21 versus $.20 last year, as restated, for the third quarter and $.32 to $.35 versus $.37 last year, as restated, for the fourth quarter.  Comparable store sales for both the third and fourth quarters are estimated to be in the range of down 2% to flat.

During the first half, the Company opened 12 new stores, relocated one store and closed nine stores.  Five of the closings were It’s Fashion stores closed to open as It’s Fashion Metro stores in the same market.  The Company now expects to open approximately 41 stores during 2011.  As of July 30, 2011, The Cato Corporation operated 1,285 stores in 31 states, compared to 1,275 stores in 31 states as of July 31, 2010.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating two divisions, “Cato” and “It’s Fashion”.  The Company’s Cato division offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The It’s Fashion division offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the third quarter, fourth quarter and full year and any related assumptions, as well as the Company’s expected plans for full year store openings are considered “forward-looking”

8100 Denmark Road

P. O. Box 34216

Charlotte, NC  28234

(704) 554-8510

within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward- looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road

P. O. Box 34216

Charlotte, NC  28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED JULY 30, 2011 AND JULY 31, 2010

(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended
			As Restated				As Restated
	July 30,	%	July 31,	%	July 30,	%	July 31,	%
	2011	Sales	2010 (A)	Sales	2011	Sales	2010 (A)	Sales

REVENUES
Retail sales	$234,077	100.0%	$231,839	100.0%	$505,010	100.0%	$490,879	100.0%
Other income (principally finance,
late fees and layaway charges)	2,729	1.2%	2,862	1.2%	5,456	1.1%	5,785	1.2%

Total revenues	236,806	101.2%	234,701	101.2%	510,466	101.1%	496,664	101.2%

GROSS MARGIN (Memo)	88,921	38.0%	90,435	39.0%	201,449	39.9%	199,615	40.7%

COSTS AND EXPENSES, NET
Cost of goods sold	145,156	62.0%	141,404	61.0%	303,561	60.1%	291,264	59.3%
Selling, general and administrative	58,955	25.2%	62,340	26.9%	122,271	24.2%	130,421	26.6%
Depreciation	5,371	2.3%	5,277	2.3%	10,775	2.2%	10,547	2.2%
Interest and other income	(949)	-0.4%	(957)	-0.4%	(1,906)	-0.4%	(1,849)	-0.4%

Cost and expenses, net	208,533	89.1%	208,064	89.7%	434,701	86.1%	430,383	87.7%

Income Before Income Taxes	28,273	12.1%	26,637	11.5%	75,765	15.0%	66,281	13.5%

Income Tax Expense	10,170	4.4%	9,659	4.2%	27,141	5.4%	24,269	4.9%

Net Income	$18,103	7.7%	$16,978	7.3%	$48,624	9.6%	$42,012	8.6%

Basic Earnings Per Share	$0.61		$0.58		$1.65		$1.42

Diluted Earnings Per Share	$0.61		$0.58		$1.65		$1.42

(A) The Company has reclassified certain 2010 income statement items to conform with 2011 presentation.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

		As Restated	As Restated
	July 30, 2011	July 31, 2010	January 29, 2011
	(Unaudited)	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$77,376	$68,336	$48,630
Short-term investments	190,533	165,755	181,395
Restricted cash	4,801	2,547	4,826
Accounts receivable - net	37,621	39,747	39,703
Merchandise inventories	117,225	105,157	144,028
Other current assets	7,077	13,154	6,859

Total Current Assets	434,633	394,696	425,441

Property and equipment – net	104,333	100,869	99,773

Other assets	9,434	7,499	7,545

TOTAL	$548,400	$503,064	$532,759

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$154,912	$152,418	$173,918

Noncurrent Liabilities	23,730	24,195	24,827

Stockholders' Equity	369,758	326,451	334,014

TOTAL	$548,400	$503,064	$532,759

(A) The Company has reclassified certain 2010 income statement items to conform with 2011 presentation.

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